Exhibit 10.1

BROCADE EXECUTIVE LEADERSHIP PLAN

Revised: December 3, 2009

(Effective as of fiscal year 2010)

PURPOSE

The Brocade Executive Leadership Plan is designed to link incentive compensation with Company performance.

PERFORMANCE PERIOD AND PAYOUT PERIOD

Performance against Company and individual objectives is measured annually (according to the Company’s fiscal year) (Plan Period), but will be reviewed semi-annually. Payout of earned cash bonuses, if any, occurs on an annual basis.

ELIGIBILITY

Regular full-time and part-time Vice President (VP) level employees that are designated Section 16 Officers and other VP-level employees specifically identified by the Company to participate in this plan are eligible to participate in the Executive Leadership Plan Program. To the extent a VP is eligible to and participates in the Company’s Sales Incentive Plan, then that VP shall not be eligible to participate in this Executive Leadership Plan.

Participants must be regular (full-time or part-time) employees at the end of the fiscal year to be eligible to receive a Executive Leadership Plan Payout.

PARTICIPANT PERFORMANCE

As each Plan Period begins, participants must complete a CEO or VP Performance Contract. Performance contracts should be tied to company and departmental goals as outlined by the board of directors (i.e., company priorities and initiatives). All goals must be tied to overall company objectives and have defined measurements.

Before Performance Contracts for Executive VPs are final, they are to be reviewed and approved by Finance, Human Resources, and the Chief Executive Officer (CEO). Performance Contracts for Functional VPs are reviewed and approved by the applicable Executive VP. The CEO’s Performance Contract shall be reviewed and approved by the Chair of the Board of Directors and the Chair of the Compensation Committee.

At the end of each Plan Period, actual performance against the plan’s financial metric goals is determined by Finance and provided to the plan participants. Performance against goals is then assessed by the Participant and then reviewed and assessed by the VP’s manager, in order to determine each participant’s bonus payout for the period. The Compensation Committee reviews and approves all Section 16 Officers’ performance and bonus payouts annually. The CEO reviews and approves all other VP cash bonus payouts. The Compensation Committee shall review and approve the CEO’s bonus payouts.

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COMPANY PERFORMANCE & EXECUTIVE LEADERSHIP PLAN FUNDING

Each Plan Period, Brocade’s Board of Directors will set a Non-GAAP Operating Income target (Target OI) and Revenue target (Target Revenue) for the Company to achieve during the Plan Period, including applicable scaling for over- or under-achievement of such targets and minimum performance levels (if any).

At the end of each Plan Period, Brocade will determine amounts to be paid under the Executive Leadership Plan based on the actual performance achieved by Brocade during the Plan Period (Actual OI and Actual Revenue) relative to the Target OI and Target Revenue. Actual Funding will be calculated based on the following performance metric ratio:

Non-GAAP Operating Income	= 75%
Revenue	= 25%

The Actual OI and Actual Revenue will be communicated following the end of each Plan Period.

PARTICIPANT INCENTIVE TARGET

With respect to Section 16 Officers (including the Chief Executive Officer), a Participant’s Annual Incentive Target may range from 40% to 150% and is determined by the Company’s Compensation Committee. With respect to other participants in the Company’s Executive Leadership Plan, a Participant’s Annual Incentive Target is determined by the Participant’s classification or pay grade at the end of the 12-month Plan Period, unless otherwise indicated in writing by Brocade.

EXECUTIVE LEADERSHIP PLAN PAYOUTS

On an annual basis, the Compensation Committee reviews and approves the formula for cash bonus payouts for all Section 16 Officers (including the CEO) and the Individual Performance for Section 16 Officers other than the CEO. The CEO reviews and approves the formula for cash bonus payouts and the Individual Performance for all other VP cash bonuses. Individual Performance can range from 90% to 100%. The CEO is measured exclusively on Corporate performance.

Program payouts are made within eight (8) weeks following the conclusion of the 12-month Plan Period. Payouts will be pro-rated for Participants who are hired or transferred into the Executive Leadership Plan during any Plan Period.

Except as otherwise agreed upon by: (i) the Compensation Committee for the CEO and other Section 16 officers, and the CEO for all other VPs, and (ii) the Participant, for each Participant, the cash bonus payout is calculated based on the following formula (less applicable taxes and deductions):

Bonus Payout = (Actual Funding*) x (Individual Performance**) x (Annual Incentive Target) x (Annual Salary)

*	As described above, Actual Funding is equal to the sum of: (i) Actual OI multiplied by 75%, plus (ii) Actual Revenue multiplied by 25%.
**	Individual Performance scoring is not applicable to the CEO.

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Bonuses will be calculated using the annual base salary and Annual Incentive Target as of the last day of the Plan Period, except as set forth above or otherwise indicated in writing by Brocade.

ADMINISTRATIVE PROCEDURES

Compensation Committee Approval

The Compensation Committee reserves the right to decrease or eliminate bonus otherwise indicated.

New Hires and Promotions

Participants new to the company or who are promoted into the Executive Leadership Plan must complete a VP Performance Contract within 60 days of beginning in the new position.

Position/Salary Factor

Payout will be based on the Participant’s annual base salary and job position on the last day of the Plan Period. Bonuses may be pro-rated if Participant received a cash bonus under another bonus program.

Terminations: Anyone who is not on the payroll as of the end of the fiscal year is not eligible to receive a cash bonus payout.

Leaves of Absences, Disability or Death: In the event of the Participant’s death, disability time off, or leave of absence, Payouts will be made on a pro-rated basis, based on the number of days the Participant was actively working at Brocade. If the Participant is on a legally protected leave of absence (e.g. Family Medical Leave or Military Leave), the Participant’s eligibility for participation in Plan may be extended beyond the time above, in accordance with the laws governing the legally protected leave. In the event of death, any cash bonus payments will be paid to the Participant’s primary beneficiary as designated in the Participant’s Brocade life insurance plan documentation, if any, or will otherwise be paid to his or her estate.

Performance Improvement Plan/Disciplinary Situations (Development Needed): If a Participant, at anytime prior to the cash bonus payout 12-month Plan Period, is subject to a performance improvement plan, discipline or demotion, Brocade may, in its sole discretion, reduce or eliminate the cash bonus payment that the Participant would otherwise have been eligible to receive. If, at the time prior to the Payout for a 12-month Plan Period, it is determined that a Participant may be subject to corrective action, discipline or demotion, then Brocade may withhold the entire cash bonus payout, or a portion thereof, until after a final decision on such corrective action has been made. If a Participant is given a performance rating of Development Needed, the Participant will not be eligible to receive a Payout. Only the VP of Human Resources or CEO may approve exceptions to this policy, except that the Compensation Committee must approve exceptions for Section 16 officers.

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Other Provisions: Participation in the Executive Leadership Plan does not constitute an agreement (express or implied) between the Participant and Brocade that the Participant will be employed by Brocade for any specific period of time, nor is there any agreement for continuing or long-term employment. Terms and conditions regarding the Executive Leadership Plan and any participation therein, including but not limited to Executive Leadership Plan eligibility, Executive Leadership Plan funding, and performance and payout criteria and determinations, are subject to change by Brocade at any time in its sole discretion. Brocade and its Board of Directors retain the absolute right to interpret, revise, modify or terminate the Executive Leadership Plan at any time in its sole discretion.

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